Exhibit 10.1

CONFIDENTIAL TRANSITION AGREEMENT AND RELEASE

This CONFIDENTIAL TRANSITION AGREEMENT AND RELEASE (the “Agreement”), dated June 14, 2017, is made by and between Mary E. Anderson (“Executive” or “Anderson”), and Tactile Systems Technology, Inc. d/b/a Tactile Medical (“Tactile” or the “Company”) (collectively, the “Parties”).

WHEREAS, the Executive has been employed by Tactile since September 1, 2005, most recently as its Vice President – Reimbursement; and

WHEREAS, the Executive is currently employed pursuant to the Employment Agreement dated June 18, 2016, attached hereto as Exhibit A; and

WHEREAS, the Executive has resigned her position effective July 1, 2017, to pursue other career goals; and

WHEREAS, the Company and Executive wish to provide for a smooth transition for both parties; and

WHEREAS, the Parties have agreed to enter into this Agreement to memorialize the terms and conditions of Executive’s separation from employment, Executive’s rights and obligations during a transition period, and to amicably resolve any disputes between them; and

WHEREAS, Executive and Company agree that the mutual promises set forth herein constitute valuable consideration.

NOW, THEREFORE, Executive and Company agree:

1.

Anderson’s Resignation.  Anderson submitted her written resignation of employment with the Company on May 16, 2017, which such resignation is effective July 1, 2017, and Company has accepted her resignation.  Anderson has resigned her position as an executive officer of the Company, effective June 5, 2017, as her duties with the Company from and after such date shall not constitute those of an executive officer of the Company.  Executive shall cooperate with any further requirements to resign her position as an executive officer of Tactile.

2.

Transition Period, Consulting and Other Benefits.  Provided that Anderson signs and does not rescind this Agreement, and signs and does not rescind a separate Release in the form and at the times specified herein, Anderson and Company agree to the following terms:

a.	Anderson is expected to devote her full time, attention and efforts to the business of the Company through May 26, 2017.
b.	After May 26, 2017, Anderson shall thereafter perform the duties set forth herein, whether as an employee or independent contractor, from her home office, unless otherwise requested by the Company.
c.	The Company agrees to supply Anderson with a laptop to use in providing the consulting work, which shall remain the property of the Company and be returned at the close of the consulting period.

d.

The period from May 27, 2017 until December 31, 2017 shall be the Transition Period.  Anderson will remain an employee from May 27, 2017 until July 1, 2017, and shall continue to receive her regular compensation and benefits through that period.

e.

Provided that Anderson signs and does not rescind a Release in the form attached as Exhibit B, on or after July 1, 2017, Anderson shall be engaged by Company as consultant from July 2, 2017 through December 31, 2017.  Anderson’s consulting fee shall be $7,000.00/week.  The consulting fee shall be paid biweekly, with the exception of:

i.

Any payments due during the rescission period for the Release executed by Anderson after July 1, 2017, shall be delayed until the close of the rescission period set forth therein.  Provided that Anderson signs and does not rescind the separate Release, any such delayed payments shall be made within three (3) business days following the close of the rescission period.  Should Anderson fail to execute the Release, Anderson shall not be entitled to any such amounts.

ii.

Payment of consulting fees for December 2017 shall be contingent upon Anderson’s execution of a Release in the form attached as Exhibit B, on or after December 31, 2017.  Provided that Anderson signs and does not rescind the separate Release on or after December 31, 2017, the consulting fees shall be made within three (3) business days following the close of the rescission period.  Should Anderson fail to execute the Release, Anderson shall not be entitled to any such amounts.

iii.	The consulting fee will be paid on a 1099 basis. Anderson shall be liable for all expenses, taxes, and insurance, except as set forth herein.
f.	During the Transition Period, Anderson shall provide up to 10 hours per week of consulting services, which shall include, but are not limited to, the following:
i.	Assistance with Sarbanes-Oxley implementation;
ii.	Month-end / quarter-end financial close support and training/transition as required, through July 1, 2017;
iii.	Continuation of process improvement initiative around rental business
iv.	Assistance in guiding customer refund/over-payment project, through July 1, 2017;
v.	Assistance with process changes required for launch of next-generation Flexitouch products;
vi.	Other transition assistance as required; and
vii.

Company and Anderson agree that Anderson will not be intentionally provided with information that may convey insider status after July 1, 2017.  Anderson shall inform Company if she believes that she may receive insider information in connection with the consulting services, and Company shall reasonably modify the request for consulting services to avoid the need to share such information.  Anderson acknowledges that Company does not indemnify her for any liability she may incur based on her knowledge of insider information, whether such knowledge is acquired during or after the period of her employment.

g.	Anderson and Company agree that she continues to be bound by the obligations set forth in Sections 5-9 of her Employment Agreement during the Transition Period and thereafter, as modified herein.
h.

Provided that Anderson signs and does not rescind the separate Release on or after July 1, 2017, and becomes eligible for, actually enrolls in, and provides proof of enrollment in Tactile’s group medical and dental insurance as permitted by COBRA, Tactile shall pay Anderson’s entire COBRA premium for medical and dental premiums at her current coverage level, through the earlier of (i) December 31, 2017; or (ii) the date upon which Anderson is no longer eligible for COBRA coverage.  Anderson has been advised that if she wishes to secure health coverage on or off the health care exchange, under current law she must do so within 60 days of the Separation Date, or she may have to wait until the next open enrollment period.

i.

Provided that Anderson signs and does not rescind a Release on or after July 1, 2017 and complies with the other terms of this Agreement, including providing the consulting services provided herein, Anderson’s equity awards shall be vested as to the following aggregate number of shares on July 1, 2017:

•	Stock Option grant issued February 26, 2008: fully vested
•	Stock Option grant issued June 5, 2009: fully vested
•	Stock Option grant issued March 9, 2010: fully vested
•	Stock Option grant issued April 21, 2011: fully vested
•	Stock Option grant issued October 14, 2013: 18,160 stock options vested
•	Restricted Stock Unit grant issued July 27, 2016: 6,413 restricted stock units vested
•	Restricted Stock Unit grant issued May 10, 2017: 434 restricted stock units vested

The preceding lists all equity awards currently held by Anderson.  All equity awards issued to Anderson shall cease vesting on July 1, 2017 and shall terminate at that time as to any unvested portion of the awards, which shall be forfeited.

3.

Mutual Release of Claims.  In consideration of the benefits provided herein, Anderson, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, and administrators, covenants not to sue, releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors (the “Released Parties”) from any and all past and present claims and causes of action of any type, including any and all claims arising, or which may have arisen, out of or in connection with her employment or separation of her employment with the Company, to the extent permitted by law.  Executive specifically intends that this Release includes, but is not limited to, any causes of actions or claims she may have arising out of or based upon the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 623, et seq., as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, the Occupational Safety and Health Act, the Minnesota Human Rights Act, Minnesota Statutes §363A.01 et seq., Minnesota Statutes Chapter 181, including Minnesota’s whistleblower statute, the Minnesota Constitution,

Minnesota common law, claims under any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.  Executive understands and agrees that this discharge of claims extends to, but is not limited to, all claims which she may have as of the date of this Agreement against Tactile, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, invasion of privacy, retaliation, whistleblowing, claims for bonuses or commissions, claims for unpaid wages, or claims based on any other theory, whether legal or equitable, and any and all claims for damages, attorneys’ fees or costs, including all claims under the Employment Agreement.  Executive acknowledges that this Release includes all claims she is legally permitted to release and as such does not apply to vested rights in any Tactile retirement plans, nor does it preclude her from exercising any Protected Government Rights, as described below in Section 4.

Anderson shall execute a separate Release in the form of Exhibit B after her last date of employment, as well as after the close of her consulting agreement, in order to effectuate her intent to release all claims with respect to her employment or other engagement with Tactile.

Company releases Anderson from any and all past and present claims and causes of action of any type through the date of this Agreement.   Notwithstanding this Agreement, Anderson’s obligations in Sections 5-9 of her Employment Agreement survive this Agreement.

4.

Protected Government Rights.  Nothing in this Agreement prohibits Anderson from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress or any agency Inspector General, or filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  Anderson does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that she has made a Government Report.  The restrictions in Sections 7-10 of this Agreement regarding confidentiality, non-disparagement, and cooperation do not apply in connection with a Government Report.  Notwithstanding the provisions of this Section 4, Executive’s release of claims in Section 3 above waives her right to recover any monetary damages or receive any relief in any charge, complaint, or lawsuit filed by Executive or anyone else on her behalf, including in connection with matter, including Government Report, but this Agreement does not limit Executive’s right to receive a reward from the government for providing it information in connection with a Government Report.

5.	No Other Claims. Anderson warrants and represents that she has not filed or caused to be filed any lawsuits, complaints, charges or grievances of any type against the Company.
6.

Mutual Separation from Employment; No Wrongdoing.  Anderson and Tactile agree that her separation from employment is the result of her voluntary resignation, which Tactile has accepted. The Parties mutually acknowledge and affirm that this Agreement and the consideration provided herein is not to be construed as an admission of any liability or wrongdoing on the part of either Party.  Such liability is expressly denied by the Parties.

7.

Confidentiality.  The Parties agree that the content of this Agreement and the events leading up to entry into this Agreement are strictly confidential.  The only statement that either party may make regarding the past disputes between them is:  “The matter was resolved to the parties’ mutual satisfaction.”  Notwithstanding the previous sentence, the Parties may disclose the terms of the settlement to persons or entities with the need to know including but not limited to their spouses, attorneys, accountants, tax preparers and insurers as necessary in the normal course of business, or otherwise as required by law, including but not limited to required filings with the SEC.

8.

Mutual Non-Disparagement.  Anderson agrees that she will not comment adversely about or disparage the Released Parties, including Tactile’s agents, officers, directors or employees, in any way to any third party.  Gerald Mattys, Lynn Blake, and Robert Folkes will not comment adversely about or disparage Anderson, in any way to any third party, nor will they instruct any other person to do so.

9.

Cooperation.  Executive will cooperate with the Company and with any affiliate of the Company in any claims or lawsuits where Executive has knowledge of the facts.  Executive further agrees that she will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or with their attorneys or agents in any claims or lawsuits that such person may bring.  Nothing in this Agreement prevents Executive from testifying at an investigation, regulatory audit, administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena.

10.

Continuing Obligations; Confidential Information Learned During Employment; Noncompetition and Nonsolicitation.  Anderson reaffirms her obligation to abide by the obligations set forth in Sections 5-9 of her Employment Agreement, which are expressly incorporated in the Confidential Settlement Agreement and survive the termination of her employment and this Agreement, as modified herein:

a.

To the extent that the obligations set forth in Sections 5-9 of the Employment Agreement refer to Anderson’s “employment,” that term shall include the transition period generally, including the duration of the consulting agreement.

b.

The covenants set forth in Section 7 of the Employment Agreement shall continue during the transition period, and the Restricted Period and other post-employment obligations shall continue for a period of twelve (12) months following the close of the transition period, i.e., through December 31, 2018.

c.

Executive shall return all of the Company’s property in her possession, including without limitation, information (whether electronic or hard copy), security cards, credit cards, phone cards, laptop computer, computer manuals, keys, documents, business equipment, computer software, disks and media, policy and procedure manuals and any other documents or materials pertaining to any matter Executive worked on for the Company by May 26, 2017, except for the laptop computer which Tactile shall provide to Executive for use during the transition period.  Thereafter, Tactile will provide Executive with any property necessary to execute the consulting services, which Executive shall return upon the conclusion of the transition period, or Tactile’s request, if sooner.

d.

Anderson shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law.  The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.

Severability, Merger, Modification and Counterparts.  If any clause of this Agreement is found to be invalid, it shall not affect the validity of any other provisions of this Agreement.  Except as provided herein, this Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Executive and Tactile or their respective representatives.  Notwithstanding this paragraph, Executive’s obligations under the Employee Agreement shall continue as set forth and/or modified herein.  This Agreement may only be modified by a subsequent written agreement signed by both parties.  Further, this Agreement may be executed in counterparts, and each shall be binding and of the same legal effect as an original.  Moreover, the parties agree that a fax or .pdf signature on any counterpart shall be of the same binding legal effect as a signed original.

12.

Miscellaneous.  The terms provided in Section 12 of the Employment Agreement shall survive and are hereby incorporated into this Agreement, except to the extent that they conflict with more specific terms as set forth herein.

13.

Notification of Release and Right to Rescind.  This Agreement contains a release of certain legal rights which Anderson may have including under the Age Discrimination in Employment Act and the Minnesota Human Rights Act.  Anderson has been given twenty-one (21) days within which to consider this agreement.  Anderson should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement.  Anderson understands that she may nullify and rescind this entire Agreement at any time within fifteen (15) days from the date of her signature below by indicating her desire to do so in writing and delivering that writing to Gerald Mattys, 1331 Tyler St. NE, Suite 200, Minneapolis, MN 55413, by hand or by certified mail, return receipt requested.  If Anderson fails to properly deliver or mail such written rescission as instructed, the rescission shall not be effective.  Anderson further understands that if she rescinds this Agreement on a timely basis, Tactile will not be bound by the terms of this Agreement, and, in such event, Anderson will have no right to receive or retain the compensation or benefits conferred under this Agreement, but that rescission of this Agreement shall not be effective to rescind her voluntary resignation.

14.

Executive Understands the Terms of this Agreement.  Other than stated herein, Executive warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of Tactile or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Executive is legally competent to execute this Agreement and accepts full responsibility therefor; (d) Executive has been represented by  and consulted with counsel of her choice with respect to this Agreement; (e) Tactile has allowed Executive twenty-one (21) days within which to consider this proposed Agreement; and (f) Executive fully understands this Agreement and has been advised by counsel of the consequences of signing this Agreement.  The parties acknowledge and agree that if Executive has not signed this proposed Agreement and returned it to Gerald Mattys, 1331 Tyler St. NE, Suite 200, Minneapolis, MN 55413 within twenty-one (21) days (specifically, no later than the end of business on June 16, 2017), then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of Tactile.

AGREED:	TACTILE MEDICAL

/s/ Mary E. Anderson	/s/ Gerald Mattys
Mary E. Anderson	Gerald Mattys, CEO

EXHIBIT A

TACTILE SYSTEMS TECHNOLOGY, INC.

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective June 8, 2016 (the “Effective Date”) by and between Tactile Systems Technology, Inc., a Delaware corporation (the “Company”), and Mary Anderson,  a resident of Minnesota (“Executive”).

Background

A.  The Company and Executive have been parties to an Employment Agreement, dated [____________] (the “Prior Agreement”).

B.  The Company desires to employ Executive on the terms and conditions set forth in this Agreement.

C.  The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

D.  This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date hereof, and supersedes and negates any previous agreements or understandings, whether written or oral, with respect to such relationship, including without limitation the Prior Agreement.

Agreement

In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.  Employment. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and continue until terminated in accordance with Section 10 hereof (the “Term”).

2.  Position and Duties.

(a)  Position with the Company.  During the Term, Executive will serve as the Company’s Vice President, Reimbursement and will perform such duties and responsibilities as the Company’s Chief Executive Officer will assign to Executive from time to time.

(b)  Performance of Duties and Responsibilities.  Executive will serve the Company faithfully and to the best of Executive’s ability and will devote Executive’s full time, attention and efforts to the business of the Company during Executive’s employment with the Company.  Executive will report to the Company’s Chief Executive Officer or such other individual or individuals designated by the Chief Executive Officer.  During Executive’s employment hereunder, Executive will not accept other employment or engage in other material business activity, except as approved in writing by the Company’s Board of Directors (the “Board”).

3.  Compensation.  While Executive is employed by the Company during the Term, and in exchange for Executive fulfilling Executive’s duties and responsibilities as set forth in this Agreement, the Company will provide Executive the compensation and benefits set forth in this Section 3.

(a)  Base Salary.  The Company will pay to Executive an annual base salary of $237,000, less deductions and withholdings, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures.  During each year after the first year of Executive’s employment hereunder, the Compensation Committee of the Board (the “Committee”) may review and increase Executive’s base salary in its sole discretion.

(b)  Bonus.  For each calendar year Executive is employed by the Company, Executive shall be eligible for an annual target bonus in an amount of 35% of Executive’s base salary earned during such calendar year, based upon and subject to criteria set by the Committee from time to time.  In order to earn and receive payment of an annual bonus, Executive must be an employee of the Company on the date the bonus is paid by the Company, provided, however, that if Executive’s employment is terminated by the Company other than for Cause (as herein defined) or by Executive for Good Reason (as herein defined) and the Termination Date (as defined herein) is after the completion of a calendar year but before the annual bonus for such calendar year has been paid to Executive, then Executive will earn and receive payment of an annual bonus for such prior calendar year in accordance with the bonus plan in effect for such year. In any case, any annual bonus earned under this Section 3(b) will be paid not later than March 15 immediately following the calendar year to which the bonus relates.

(c)  Equity Awards.  During the Term, Executive shall be eligible to receive one or more equity-based incentive awards at the discretion of the Committee.  The terms of such awards, if any, shall be determined in the sole discretion of the Committee, including the types of awards, the number of securities covered by each award, the vesting conditions applicable to each award, and the manner in which awards are to be paid or settled.  Nothing herein shall obligate the Company to make an equity award to Executive at any time.

(d)  Employee Benefits.  Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program will be subject to the provisions, rules and regulations applicable thereto.

(e)  Expenses.  The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(f)  Paid Time Off.  Executive shall be entitled to paid time off (“PTO”) of 27 days per year.  PTO days shall be taken at such times so as not to disrupt the operations of the Company, as approved by the Company’s Chief Executive Officer.  Any accrued and unused PTO upon termination of employment will not be paid out pursuant to the Company’s standard policies addressing PTO.

4.  Affiliated Entities.  As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, or other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.  Confidential Information.  Except as permitted by the Company, Executive will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or will acquire about the Company or its Affiliates, whether developed by Executive or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates.  Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company.  Executive will refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process.  Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

6.  Ventures.  If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company.  Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.  Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.  Noncompetition and Nonsolicitation Covenants.

(a)  Agreement Not to Compete.  During the Restricted Period (defined below), Executive will not, directly or indirectly, engage in any business, in the United States or in any other location in which the Company is then doing business, for the development, sale, service, or distribution of medical devices to treat lymphedema patients or any other business that is competitive with the then-current businesses of the Company or its Affiliates, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.  Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).  Notwithstanding the foregoing, Executive’s direct or indirect engagement in a business whose sole purpose is the development, sale, service, or distribution of compression garments (but not pumps or other devices) to treat lymphedema patients or other patients shall not constitute a breach of this Section 7(a).

(b)  Agreement Not to Solicit or Hire Employees or Contractors. During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, solicit, hire or engage any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the six (6) month period immediately preceding Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, or otherwise directly or indirectly request, advise or induce any then current employee or contractor of the Company to terminate or otherwise adversely change its relationship with the Company.

(c)  Agreement Not to Solicit Others. During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive will not, directly or indirectly, solicit, request, advise or induce any then current customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)  Restricted Period.  For purposes of this Agreement “Restricted Period” is defined as follows.

(i)  If (x) Executive’s employment is terminated by the Company without Cause (defined below) or by Executive for Good Reason (defined below), and (y) Executive signs a release of claims as provided for in Section 11(g), then the Restricted Period shall be the period during Executive’s employment with the Company or any Affiliates and for a period of nine (9) consecutive months from and after the termination of Executive’s employment; provided that the Company may in its sole discretion elect to extend the Restricted Period by an additional six (6) months by providing Executive at least thirty (30) days’ notice of such extension and the payments and reimbursements provided for in Section 11(a)(iii) of this Agreement.

(ii)  If Executive’s employment is terminated by the Company or by Executive under any conditions other than as provided for in Section 7(d)(i), then the Restricted Period shall be the period during Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment.

(e)  Acknowledgment.  Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.  Executive represents and warrants that Executive is not subject to any other agreements prohibiting the performance of Executive’s obligations under this Agreement, including any non-competition agreement.

(f)  Blue Pencil Doctrine.  If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Executive hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.  Patents, Copyrights and Related Matters.

(a)  Disclosure and Assignment.  Executive must immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while Executive is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates.  Any such improvements and inventions will be the sole and exclusive property of the Company and Executive hereby immediately assigns, transfers and sets over to the Company Executive’s entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications.  In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive will sign any and all instruments deemed necessary by the Company for:

(i)  the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

(ii)   the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii)  the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) will not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b)  Copyrightable Material.  All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, will be the property of the Company and are hereby assigned by Executive to the Company of its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

(c)  Remedies.  Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Executive of this Section 8.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

9.  Return of Records and Property.  Upon termination of Executive’s employment or at any time upon the Company’s request, Executive will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.  Termination of Employment.

(a)  Executive’s employment with the Company will terminate immediately upon:

(i)  Executive’s receipt of written notice from the Company of the termination of Executive’s employment, effective as of the date indicated in such notice;

(ii)   the Company’s receipt of Executive’s written resignation from the Company, effective as of the date indicated in such resignation;

(iii)  Executive’s Disability (as defined below); or

(iv)  Executive’s death.

(b)  The date upon which Executive’s termination of employment with the Company occurs is the “Termination Date.” For purposes of Section 11(a) of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code.”)

(c)  Immediately upon termination of Executive’s employment with the Company for any reason, Executive shall resign all positions then held as an Executive of the Company and any Affiliates of the Company.

(d)  Following termination of Executive’s employment with the Company for any reason, Executive shall cooperate with the Company in the transition of Executive’s duties and responsibilities hereunder to the extent reasonably requested by the Board; provided that Executive will be fairly compensated to the extent such cooperation requires more than an incidental amount of time and effort on Executive’s part, and further that Executive will not be required to incur any out-of-pocket expenses in doing so.

11.  Payments upon Termination of Employment.

(a)  Subject to Section 11(g) of this Agreement, if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to paying Executive’s earned and accrued base salary, accrued but unpaid expense reimbursements and benefits through the Termination Date, the Company will provide to Executive the following payments:

(i)  Separation Pay.  The Company will pay to Executive an amount equal to Executive’s then current base salary for a period of nine (9) months plus an amount equal to 75% of Executive’s then current target bonus, with such sum, less applicable withholdings, payable in equal installments in accordance with the Company’s regular payroll schedule commencing with the first normal payroll date of the Company following the Termination Date and continuing for nine (9) months thereafter, provided that any installments that would have been paid during the sixty (60) day period immediately following the Termination Date shall be held by the Company until the first payroll date occurring more than sixty (60) days after the Termination Date.

(ii)   Value of Accrued and Unused PTO.  The Company will pay to Executive the value of Executive’s accrued and unused PTO as of the Termination Date (based on Executive’s base salary as of the Termination Date), less applicable withholdings, payable in a lump sum on the Company’s first payroll date occurring more than sixty (60) days after the Termination Date.

(iii)  Continued Benefits. If Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the Termination Date, the Company will pay for the portion of the premium costs for such coverage that the Company would pay if Executive remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of nine (9) consecutive months after the Termination Date (or until Executive receives group health or dental coverage from another employer, if earlier).

(iv)  Restricted Period Extension Payments.  If the Company elects to extend the Restricted Period for six (6) additional months as provided for in Section 7(d)(i), then the Company will (A) pay to Executive an amount equal to the monthly amount payable to Executive under Section 11(a)(i), with such additional amounts payable to Executive in installments in accordance with the Company’s regular payroll schedule commencing on the first normal payroll date of the Company following the nine (9) month anniversary of the Termination Date and continuing for six (6) months thereafter, and (B) extend for six (6) additional months (after the end of the nine (9) month period identified in Section 11(a)(iii)) the period during which it will pay a portion of the premium costs for group health insurance coverage as provided in, and subject to the same conditions of, Section 11(a)(iii).

(v)   Accelerated Vesting of Equity.  In addition to the payments identified above in Sections 11(a)(i)-(iv), if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 11(g) of this Agreement and notwithstanding any language in any equity plan or applicable equity award agreement to the contrary, upon the expiration of the all rescission periods provided by law with respect to the release of claims described in Section 11(g), any equity awards issued to Executive that have any portion of such award unvested as of the Termination Date (each an “Award”) will vest as to the number of shares, options or other securities (the “Securities”) calculated as follows (rounded up to the nearest whole share):

Additional Securities Vested = (Number of Securities Issued Under Award x ((Number of Days between Date of Grant of Award and Termination Date) / (Number of Days between Date of Grant of Award and Final Vesting Date of Award))) – Number of Securities Vested Under Award as of the Termination Date.

(b)  If Executive’s employment with the Company is terminated for any of the following reasons:

(i)  Executive’s abandonment of Executive’s employment or Executive’s resignation for any reason other than Good Reason;

(ii)   termination of Executive’s employment by the Company for Cause; or

(iii)  Executive’s death or Disability.

then the Company will pay Executive or Executive’s estate, as the case may be, Executive’s earned and accrued base salary, accrued but unpaid expense reimbursements and benefits through the Termination Date.

(c)  “Cause” hereunder means:

(i)  an act or acts of dishonesty undertaken by Executive and intended to result in personal gain or enrichment of Executive or others at the expense of the Company;

(ii)   unlawful conduct or gross misconduct by Executive that, in either event, is injurious to the Company;

(iii)  the conviction of Executive of a felony; or

(iv)  material breach of any terms or conditions of this Agreement by Executive which breach has not been cured by Executive within 15 days after written notice thereof to Executive from the Company.

For the purposes of Sections 11(c)(ii) and (iv), no act or failure to act on Executive’s part shall be considered “Cause” if done by Executive pursuant to specific authorization evidenced by a resolution duly adopted by the Board or pursuant to specific advice given by counsel for the Company, unless such specific authorization or advice results in whole or in part from material misrepresentations or omissions of Executive.

(d)  “Disability” hereunder means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period.  A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(e)  “Good Reason” hereunder means the occurrence of any of the following events without Executive’s consent:

(i)  the assignment of Executive to a position with responsibilities or duties of a materially lesser status or degree than the position specified in Section 2(a);

(ii)   material breach of any terms or conditions of this Agreement by the Company not caused by Executive;

(iii)  the requirement by the Company that Executive relocate out of the Minneapolis/St. Paul Metropolitan area.

For the purposes of Section 11(e), “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iii) above within ninety (90) days of the condition’s initial occurrence,  such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Executive, and the Termination Date occurs no later than one hundred and thirty (130) days after the condition’s initial occurrence.

(f)  In the event of termination of Executive’s employment, the sole obligation of the Company to pay post-termination severance and benefits under this Agreement will be its obligation to make the payments called for by Sections 11(a) or 11(b) hereof, as the case may be, and the Company will have no other obligation to Executive, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

(g)  Notwithstanding the foregoing provisions of this Section 11, the Company will not be obligated to make any payments under Section 11(a) hereof unless Executive has signed a release of claims in favor of the Company and its Affiliates in a form to be prescribed by the Company, all applicable consideration and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

12.  Miscellaneous.

(a)  Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b)  Jurisdiction and Venue.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.  Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.

(c)  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Prior Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein; provided, however, that nothing in this Agreement is intended to supersede, replace or modify the terms of the Company’s 2016 Equity Incentive Plan or any equity award agreements issued to Executive under the Company’s 2016 Equity Incentive Plan, each of which shall remain in full force and effect in accordance with their terms.

(d)  Code Section 409A.  This Agreement is intended to be exempt from or comply with the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  Each payment or benefit made pursuant to Section 11(a) of this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A.  In addition, payments or benefits pursuant to Section 11(a) shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A‑1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A‑1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.  To the extent that any amounts payable under this Agreement are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed.  Notwithstanding anything herein to the contrary, if Executive is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A‑1(i)) as of the Termination Date, then no payments of deferred compensation subject to Code Section 409A and payable due to Executive’s separation from service shall be made under this Agreement before the first business day that is six (6) months after the Termination Date (or upon Executive’s death, if earlier) (the “Specified Period”).  Any deferred compensation payments that would otherwise be required to be made to Executive during the Specified Period will be accumulated by the Company and paid to Executive on the first day after the end of the Specified Period.  The foregoing restriction on the payment of amounts to Executive during the Specified Period will not apply to the payment of employment taxes.  In the event that the interpretation or requirements of Code Section 409A change during the Term, the parties agree to amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment is permitted by Code Section 409A.

(e) Code Section 280G.  Notwithstanding anything in this Agreement to the contrary, if any payment or other benefit hereunder, together with any other payments or benefits that Executive has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then, such payments and benefits will be reduced to the largest amount as, in the sole judgment of the Company, will result in no portion of such payments or benefits being subject to the excise tax imposed by Section 4999 of the Code.

(f)  Amendments.  No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by the parties hereto.

(g)  No Waiver.  No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h)  Assignment.  This Agreement will not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets; provided, however, that the Company’s  assignment of rights may only take place if the assignee accepts and agrees to all of the obligations to Executive  under this Agreement.  After any such assignment by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 12. For the avoidance of doubt, in the event of Executive’s death, all payments and obligations to Executive shall be paid to Executive’s estate.

(i)  Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(j)  Severability.  Subject to Section 7(f) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(k)  Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

Executive and the Company have executed this Agreement effective as of the Effective Date set forth in the first paragraph.

Tactile Systems Technology, Inc.

By:	/s/ Gerald Mattys
Gerald Mattys
Chief Executive Officer

/s/ Mary Anderson
Mary Anderson

EXHIBIT B

RELEASE

1.

Time for Signing.  Executive warrants and represents that she has not signed this Release until on or after the dates set forth in Section 2(e) (July 1, 2017 and December 31, 2017, respectively).  Executive has executed a separate Release upon each occasion.

2.

Return of Company Property.  Executive warrants and represents that she has returned all Tactile property in her possession, including without limitation, information (whether electronic or hard copy), security cards, credit cards, phone cards, laptop computer, computer manuals, keys, documents, business equipment, computer software, disks and media, policy and procedure manuals and any other documents or materials pertaining to any matter Executive worked on for the Company as of the date of this Release, except as expressly agreed between Executive and Company to permit Executive to perform the consulting services.

3.

In consideration of the benefits provided herein, Anderson, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, and administrators, covenants not to sue, releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors (the “Released Parties”) from any and all past and present claims and causes of action of any type, including any and all claims arising, or which may have arisen, out of or in connection with her employment or separation of her employment with the Company, to the extent permitted by law.  Executive specifically intends that this Release includes, but is not limited to, any causes of actions or claims she may have arising out of or based upon the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 623, et seq., as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, the Occupational Safety and Health Act, the Minnesota Human Rights Act, Minnesota Statutes §363A.01 et seq., Minnesota Statutes Chapter 181, including Minnesota’s whistleblower statute, the Minnesota Constitution, Minnesota common law, claims under any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.  Executive understands and agrees that this discharge of claims extends to, but is not limited to, all claims which she may have as of the date of this Agreement against Tactile, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, invasion of privacy, retaliation, whistleblowing, claims for bonuses or commissions, claims for unpaid wages, or claims based on any other theory, whether legal or equitable, and any and all claims for damages, attorneys’ fees or costs, including all claims under the Employment Agreement.  Executive acknowledges that this Release includes all claims she is legally permitted to release and as such does not apply to vested rights in any Tactile retirement plans, nor does it preclude her from exercising any Protected Government Rights, as described in Section 4 of the Agreement.

4.

Notification of Release and Right to Rescind.  This Release contains a release of certain legal rights which Anderson may have including under the Age Discrimination in Employment Act and the Minnesota Human Rights Act.  Anderson has been given more than twenty-one (21) days within which to consider this Release.  Anderson should consult with an attorney regarding such release and other aspects of this Agreement before signing this Release.  Anderson understands that she may nullify and rescind this Release at any time within fifteen (15) days from the date of her signature below by indicating her desire to do so in writing and delivering that writing to Gerald Mattys, 1331 Tyler St. NE, Suite 200, Minneapolis, MN 55413, by hand or by certified mail, return receipt requested.  If Anderson fails to properly deliver or mail such written rescission as instructed, the rescission shall not be effective.  Anderson further understands that if she rescinds this Release on a timely basis, Anderson will have no right to receive or retain the compensation or benefits that are conditioned upon her signing and not rescinding this Release.

5.

Executive Understands the Terms of this Agreement.  Other than stated herein, Executive warrants that (a) no promise or inducement has been offered for this Release; (b) this Release is executed without reliance upon any statement or representation of Tactile or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Executive is legally competent to execute this Release and accepts full responsibility therefor; (d) Executive has been represented by  and consulted with counsel of her choice with respect to this Release; (e) Tactile has allowed Executive more than twenty-one (21) days within which to consider this proposed Release; and (f) Executive fully understands this Release and has been advised by counsel of the consequences of signing this Release (or has consciously chosen not to seek counsel).

6.	Employee may sign and return this Release:

a.	Pursuant to Section 2(e): on or after July 1, 2017 and by 4:00 pm Central Time on July 22, 2017;
b.	Pursuant to Section 2(e)(ii): on or after December 31, 2017 and by 4:00 pm Central Time on January 21, 2018.
c.

If Employee has not signed this Release and returned it to Gerald Mattys, 1331 Tyler St. NE, Suite 200, Minneapolis, MN 55413, within the dates and times set forth herein, the offer of this Release, she shall not be entitled to any amounts or benefits that are conditioned upon the Release.

AGREED:

Date:
Mary E. Anderson